Exhibit 99.1

Veritone Reports Financial Results for the

Second Quarter and First Six Months of 2017

COSTA MESA, CA – August 7, 2017 – Veritone, Inc. (NASDAQ: VERI), a leading provider of cloud-based artificial intelligence (AI) analytics and cognitive solutions, today reported results for the second quarter and six months ended June 30, 2017.

Second Quarter 2017 Key Performance Indicators (KPIs)

Veritone Artificial Intelligence Platform

•	38 customers on the platform at the end of the quarter, compared with five at the prior year quarter-end, an increase of 660%

•	169 total accounts on the platform at the end of the quarter, compared with eight at the prior year quarter-end

•	69 active third-party cognitive engines on the platform at the end of the quarter, compared with 19 at the prior year quarter-end, an increase of 263%

•	438,000 total hours of video and audio files ingested and processed during the quarter, compared with 178,000 in the prior year period, an increase of 146%

•	$151,000 in total contract value (TCV) of new bookings received during the quarter, compared with $126,000 in the prior year period

•	$132,000 in monthly recurring revenue under agreements in effect at the end of the quarter, compared with $24,000 at the prior year quarter-end, an increase of 450%

Media Agency Business

•	Added 16 net new customers under master service agreements during the quarter, compared with 12 net new customers added in the prior year period

•	45 active customers at the end of the quarter, compared with 35 at the prior year quarter-end, an increase of 29%

•	Average media spend per customer of $695,000 during the quarter, compared with $499,000 in the prior year period, an increase of 39%

Second Quarter 2017 Operational Highlights

•	Extended relationship with 1-800-FLOWERS.COM into 2018 as its exclusive media agency for radio and podcast advertising to ensure speed, transparency and accuracy of their broadcast advertising spends

•	Launched a new business team, Veritone Government, to provide solutions for federal, state and local government agencies to analyze audio and video files using the rapidly growing number of best-of-breed artificial intelligence engines within the Veritone Platform

•	Signed seven reseller agreements with leading e-discovery service providers to resell licenses to the Veritone platform to Relativity users, bringing the total number of reseller agreements in this market to 22 at the end of the quarter

Management Commentary and Outlook

“Q2 marked yet another strong quarter for Veritone, building on the operational momentum we established in Q1,” said Veritone’s Chairman and CEO, Chad Steelberg. “We experienced significant year-over-year growth across all of our key performance indicators, continued to build and strengthen our AI platform, and expanded our organization by bringing on world-class engineering talent and proven business development executives. Our AI platform grew to 38 active customers with 169 total accounts, while our 69 active third-party cognitive engines processed 438,000 total hours of video and audio in the second quarter.

“Operationally, Q2 was highlighted by some key new customer wins as well as the successful onboarding of and deployment with CBS Radio and the extension of our relationship with 1-800-FLOWERS.COM. Most notably, however, we also launched an exciting new business team, Veritone Government, to provide solutions for federal, state and local government agencies to analyze audio and video files using the best-of-breed AI engines within the Veritone Platform. Veritone will be enabling government agencies to save thousands of hours of manual searching by using intelligent audio and video analysis.

“Based on the continued growth we have experienced on our AI platform in the first half of the year, we are reiterating our outlook for 2017 – we expect to end the year with approximately 425 accounts and approximately 85 active third-party cognitive engines on our AI platform, as well as having ingested and processed approximately three million total hours of video and audio files during the year. And while we remain increasingly optimistic about our organic growth prospects, we are also continuing to selectively explore acquisition opportunities. We are very encouraged by the prospects of our business and we expect to continue to deliver on the metrics that will drive long-term business value for our company and our stockholders.”

Second Quarter 2017 Financial Results

Net revenues in the second quarter of 2017 increased 103% to $4.1 million from $2.0 million in the same period in 2016. The increase in net revenues was due primarily to an increase in media agency revenues of $1.8 million, or 93%, as well as to an increase of $0.3 million, or 380%, in SaaS licensing revenues from the Company’s AI platform.

Gross profit in the second quarter of 2017 increased 119% to $3.8 million (91.8% of net revenues) from $1.7 million (85.1% of net revenues) in the same period in 2016. The increase in gross margin was due primarily to the operating leverage provided by the Company’s higher net revenue level.

Total operating expenses in the second quarter of 2017 increased 41% to $11.6 million from $8.2 million in the same period last year. The increase in operating expenses was due primarily to higher investments in software development, engineering, sales and marketing as the Company continues to enhance its AI platform, including developing new products and functionality.

Loss from operations in the second quarter of 2017 was $7.8 million, an increase of $1.3 million, compared with a loss from operations in the second quarter of 2016 of $6.5 million, due primarily to the higher level of operating expenses. Stock-based compensation expense was $1.8 million in the second quarter of 2017, compared with $1.5 million in the second quarter of 2016.

Net loss attributable to common stockholders in the second quarter of 2017 totaled $25.0 million, or $2.94 per share (based on 8.5 million weighted average shares outstanding), which included other expenses of $13.7 million related primarily to the write-off of debt discounts and issuance costs upon the conversion of the Company’s outstanding convertible notes and to the issuance of stock warrants upon the additional investment by Acacia Research Corporation in connection with the IPO in May 2017, and non-cash expenses of $3.4 million relating to the accretion of redeemable preferred stock. The Company’s net loss attributable to common stockholders in the second quarter of 2016 was $7.3 million, or $3.20 per share (based on 2.3 million weighted average shares outstanding).

As of June 30, 2017, the Company had cash and cash equivalents of $65.9 million and no long-term debt.

Six Month 2017 Financial Results

Net revenues in the first six months of 2017 increased 76% to $7.2 million from $4.1 million in the same period in 2016. The increase in net revenues was due primarily to an increase in media agency revenues of $2.7 million, or 67%, as well as to an increase of $0.4 million, or 393%, in SaaS licensing revenues from the Company’s AI platform.

Gross profit in the first six months of 2017 increased 92% to $6.7 million (92.6% of net revenues) from $3.5 million (84.9% of net revenues) in the same period in 2016. The increase in gross margin was due primarily to the operating leverage provided by the Company’s higher net revenue level.

Total operating expenses in the first six months of 2017 increased 52% to $21.1 million from $13.9 million in the same period last year. The increase in operating expenses was due primarily to higher investments in software development, engineering, sales and marketing as the Company continues to enhance its AI platform, including developing new products and functionality.

Loss from operations in the first six months of 2017 was $14.5 million, an increase of $4.0 million compared with a loss from operations of $10.5 million in the first six months of 2016. Stock based compensation expense was $1.9 million in the first six months of 2017, compared with $1.5 million in the first six months of 2016.

Net loss attributable to common stockholders in the first six months of 2017 totaled $31.9 million, or $5.82 per share (based on 5.5 million weighted average shares outstanding), which included other expenses of $13.0 million related primarily to the write-off of debt discounts and issuance costs upon the conversion of the Company’s outstanding convertible notes and to the issuance of stock warrants upon the additional investment by Acacia in connection with the IPO in May 2017, and non-cash expenses of $4.5 million relating to the accretion of redeemable preferred stock. The Company’s net loss attributable to common stockholders in the first six months of 2016 was $12.1 million, or $6.89 per share (based on 1.8 million weighted average shares outstanding).

Conference Call

Veritone will hold a conference call today, August 7, 2017 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and provide an update on business conditions. Veritone management will host the presentation, followed by a question and answer period. The call will be open to all interested parties through a live audio web broadcast via the Internet at investors.veritone.com. The call will also be available by dialing 866-393-8573 within the U.S. and Canada or 409-350-3155 from abroad.

Please call the conference telephone number 5-10 minutes prior to the start time and reference the conference ID 53241616. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

The webcast will be archived on the Veritone investor relations website and a telephonic playback of the conference call will also be available through August 14, 2017, by dialing the following numbers:

Toll-free replay number: 855-859-2056

International replay number: 404-537-3406

Replay ID: 53241616

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the Company’s business plans for its Veritone Government business unit and the expected benefits of the Veritone Platform to government agency customers, the expected number of accounts on the Veritone platform as of the end of 2017, the expected number of active third-party cognitive engines on the platform as of the end of 2017, and the total hours of video and audio files expected to be ingested and processed on the platform in 2017, the Company’s expected organic growth prospects and opportunities to grow through acquisitions, and the Company’s expectation of being able to continue to achieve performance metrics that will drive long-term growth in revenue and stockholder value. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “should,” “could,” “estimate” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, beliefs and information. As such, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important factors that could cause such differences include, among other things, the development of the market for cognitive analytics solutions; the ability of third parties to develop and provide additional high quality, relevant cognitive engines and the cost of such engines; the Company’s ability to successfully identify and integrate such additional third-party cognitive engines onto the Veritone platform, and to continue to be able to access and utilize such engines; technical challenges the Company may face in standardizing its APIs to facilitate and expedite such integration; the Company’s ability to continue to develop and add additional capabilities and features to its AI platform; the Company’s ability to expand its sales and marketing team and to achieve broad recognition of and customer acceptance for its AI platform; and the Company’s ability to successfully identify, execute and integrate future acquisitions; as well as the impact of future economic, competitive and market conditions, particularly those related to its strategic end markets; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Veritone. Certain of these judgments and risks are discussed in more detail in Veritone’s Registration Statement on Form S-1 and in the periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Veritone or any other person that Veritone’s objectives or plans will be achieved. The forward-looking statements contained herein reflect the Company’s belief’s estimates and predictions as of the date hereof, and Veritone undertakes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.

About Veritone

Veritone, Inc. (NASDAQ: VERI) is a leading artificial intelligence company that has developed the Veritone Platform, which unlocks the power of AI-based cognitive computing to transform and analyze unstructured public and private audio and video data for clients in the media, politics, legal and government markets. The open platform integrates an ecosystem of best-of-breed cognitive engines and powerful applications, which are orchestrated together to reveal valuable, multivariate insights from users’ data. To learn more about Veritone, please visit Veritone.com.

Company Contact:

Pete Collins, CFO

Veritone, Inc.

(888) 507-1737 x202

pcollins@veritone.com

Investor Relations Contact:

Scott Liolios and Matt Glover

Liolios Group, Inc.

(949) 574-3860

VERI@liolios.com

VERITONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share and share data)

(Unaudited)

	As of
ASSETS	June 30, 2017	December 31, 2016
Cash and cash equivalents	$65,912	$12,078
Accounts receivable, net of allowance for doubtful accounts of $67 and $0, respectively	12,243	4,834
Expenditures billable to clients	8,302	3,384
Prepaid expenses and other current assets	2,374	1,071

Total current assets	88,831	21,367
Property, equipment and improvements, net	46	68
Capitalized software, net	225	321
Other assets	169	592

Total assets	$89,271	$22,348

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$18,564	$12,321
Accrued media payments	8,983	6,777
Other accrued liabilities	3,110	3,060
Customer advances	3,089	1,841
Convertible notes payable, net of discounts of $0 and $6,898, respectively	—	13,388
Warrant liability	—	7,114

Total current liabilities	33,746	44,501
Other liabilities	18	22

Total liabilities	33,764	44,523
Commitments and contingencies
Redeemable convertible preferred stock:
Series B Preferred Stock, par value $0.001 per share; no shares authorized, issued and outstanding at June 30, 2017 and 3,092,781 shares authorized, issued and outstanding at December 31, 2016 (aggregate liquidation preference of $18,138 at December 31, 2016)	—	17,897
Series A Preferred Stock, par value $0.001 per share; no shares authorized, issued and outstanding at June 30, 2017 and 5,666,667 shares authorized; 3,914,697 shares issued and outstanding at December 31, 2016 (aggregate liquidation preference of $8,353 at December 31, 2016)	—	5,453

Total redeemable convertible preferred stock	—	23,350
Stockholders’ equity (deficit):
Preferred stock, par value $0.001 per share; 1,000,000 shares authorized at June 30, 2017; 0 shares issued and outstanding at June 30, 2017	—	—
Common stock, par value $0.001 per share; 75,000,000 and 38,500,000 shares authorized at June 30, 2017 and December 31, 2016, respectively; 14,956,068 and 2,620,803 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	15	4
Additional paid-in capital	132,640	(293)
Accumulated deficit	(77,148)	(45,236)

Total stockholders’ equity (deficit)	55,507	(45,525)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$89,271	$22,348

VERITONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share and share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net revenues	$4,087	$2,011	$7,195	$4,087
Cost of revenues	336	299	532	619

Gross profit	3,751	1,712	6,663	3,468
Operating expenses:
Selling and marketing	3,414	1,840	6,013	3,486
Research and development	2,883	1,646	6,147	3,176
General and administrative	5,302	4,754	8,982	7,264

Total operating expenses	11,599	8,240	21,142	13,926

Loss from operations	(7,848)	(6,528)	(14,479)	(10,458)
Other income (expense), net	(13,746)	4	(12,960)	(27)

Loss before provision for income taxes	(21,594)	(6,524)	(27,439)	(10,485)
Provision for income taxes	1	1	3	3

Net loss	(21,595)	(6,525)	(27,442)	(10,488)
Accretion of redeemable convertible preferred stock	(3,397)	(794)	(4,470)	(1,588)

Net loss attributable to common stockholders	$(24,992)	$(7,319)	$(31,912)	$(12,076)

Net loss per share attributable to common stockholders:
Basic and diluted	$(2.94)	$(3.20)	$(5.82)	$(6.89)

Weighted average shares outstanding attributable to common stockholders:
Basic and diluted	8,491,391	2,284,098	5,484,379	1,753,629